AGREEMENT OF NOVATION
TO
U.S. PB AGREEMENT

Agreement of Novation, dated as of March 20, 2017, between BNP Paribas Prime Brokerage, Inc. (“BNPP PB”) and Guggenheim Enhanced Equity Income Fund (formerly Old Mutual/Claymore Long-Short Fund) (the “Customer”).

WHEREAS, the Customer was originally organized as a Massachusetts business trust (“Original Company”), pursuant to an Agreement and Plan of Redomestication, Customer has reorganized to a Delaware statutory trust (“New Company”);

WHEREAS, BNPP PB and Customer previously entered into that certain U.S. PB Agreement, dated as of June 18, 2010, (as amended from time to time, the “Agreement”);

WHEREAS, BNPP PB previously entered into a U.S. PB Agreement with Guggenheim Enhanced Equity Strategy Fund (“GGE”) dated as of August 5, 2009 (as amended from time to time, the “GGE PBA”);

WHEREAS, pursuant to an Agreement and Plan of Merger between GGE and New Company, New Company will acquire all of the assets and assume all of the liabilities of GGE, including GGE’s liabilities under the GGE PBA (the “GGE Merger”);

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.
The Agreement shall continue in full force and effect and without interruption, and that all rights, privileges, duties and obligations of the Original Company shall thereafter be the rights, privileges, duties and obligations of the New Company.

2.
Pursuant to the GGE Merger, New Company acknowledges and agrees that all rights, privileges, duties and obligations of GGE under the GGE PBA shall thereafter be the rights, privileges, duties and obligations of New Company under the Agreement.

3.	This Novation Agreement may be executed and delivered in counterparts, each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

4.
This Novation Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writing with respect thereto.  Upon execution and delivery of this Novation Agreement, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

5.	This Novation Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of law provision thereof.

6.	All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have caused this Novation Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

BNP PARIBAS PRIME BROKERAGE, INC. /s/ JP Muir Name: JP Muir Title: Managing Director	GUGGENHEIM ENHANCED EQUITY INCOME FUND /s/ John L. Sullivan Name: John L. Sullivan Title: Chief Financial Officer
/s/ Jeffrey Lowe Name: Jeffrey Lowe Title: Managing Director